Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

STRONG INVESTMENT GAINS CONTRIBUTE TO 21% INCREASE IN
SECOND QUARTER EPS AND 56% INCREASE IN SIX-MONTH EPS FOR CFNB

IRVINE, CALIFORNIA, January 19, 2010 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $3.1 million for the second quarter ended December 31, 2009, a 22% increase from net earnings of $2.5 million for the second quarter of fiscal 2009. For the six months ended December 31, 2009, net earnings increased 51% to $6.5 million, compared to $4.3 million for the first six months of fiscal 2009. Diluted earnings per share for the second quarter of fiscal 2010 were up 21% to $0.30 per share from $0.25 per share for the second quarter of the prior year while diluted earnings per share of $.64 for the first six months of fiscal 2010 were up 56% from $.41 per share for the same period of fiscal 2009.

The growth in net earnings for the six months is largely due to a $3.4 million gain realized on the sale of investment securities and a $1.4 million reduction in selling, general and administrative expenses that offset declining direct finance income.

Gross profit of $8.0 million for the second quarter ended December 31, 2009 was up 4% from the second quarter of the prior year. Total direct finance, loan and interest income for the second quarter ended December 31, 2009 decreased 13% to $6.6 million from $7.7 million during the second quarter of the prior year. The decrease was primarily due to a 16% decrease in direct finance and loan income resulting from a lower average investment in capital leases and lower rates earned. The average yield on leases and loans held in the Company's own portfolio decreased 160 basis points to 8.15%. Interest income from investments was relatively unchanged as a 222 basis point drop in the average yield to 2.73% offset a 93% increase in average investment balances to $160.7 million. During the second quarter of fiscal 2010, interest expense paid on deposits and borrowings decreased by $375,000 or 23% reflecting a 31% increase in average balances that was offset by a 148 basis point drop in average interest rates paid. For the second quarter of fiscal 2010, the Company recorded an allowance for credit losses of $100,000, compared to a $650,000 addition to the allowance during the second quarter of fiscal 2009. The lower provision in 2010 reflected the decline in the lease and commercial loan portfolios and a relatively stable credit profile. All of these factors led to a $100,000, or 2%, decrease in net direct finance and interest income after provision for credit losses to $5.3 million.

Total non-interest income of $2.7 million for the second quarter of fiscal 2010 was up 18% from $2.3 million for the same period of the prior year. The increase was entirely due to $1.8 million in gains realized on the sale of certain investment securities that offset a $1.3 million decrease in income realized on leases reaching the end of term and from the sale of leases.

For the six months ended December 31, 2009, gross profit of $16.4 million was up 16% from $14.1 million for the same period of the prior year. This increase reflected a $1.5 million, or 40%, increase in total non-interest income and $770,000, or 8%, increase in net direct finance, loan and interest income after provision for credit losses. Total direct finance, loan and interest income for the first six months of fiscal 2010 decreased 1% to $14.2 million, but included a $1.1 million increase in investment income offset by a $1.4 million decline in direct finance income. The average yield on leases and loans held in the Company's own portfolio decreased by 121 basis points to 8.37%. The average yield on cash and investments decreased 76 basis points to 3.11% for the six months ended December 31, 2009, but the decline in rates were offset by the $90 million increase in average investment balances. For the six months ended December 31, 2009, interest expense on deposits and borrowings decreased by $431,000 to $2.8 million, reflecting a 156 basis point decrease in interest rates paid on average balances that increased by 48% from the year before to $255.4 million. For the first six months of fiscal 2010, the Company recorded a provision for credit losses of $350,000, compared to a provision of $875,000 in fiscal 2009. The provision for credit losses for the fiscal 2010 period related to heightened credit risk within the commercial loan portfolio but reflected the 5% decline in the lease and loan portfolios over the six months.

Total non-interest income of $5.4 million for the first six months of fiscal 2010 was up 40% from $3.9 million during the comparable period of fiscal 2009. Fiscal 2010 non-interest income included $3.4 million of gains realized on the sale of investment securities that offset a $2.0 million decrease in income realized on leases reaching the end of term and from the sale of leases.

During the second quarter of fiscal 2010, CalFirst Bancorp's selling, general and administrative expenses ("S,G&A") reported of $3.0 million were down 17% from the prior year, while SG&A of $5.8 million for the first six months of fiscal 2010 was 19% below the amount reported for the first six months of fiscal 2009. During both periods, the substantial savings is due to lower personnel costs and reduced fixed and variable office costs, the result of efforts to lower overhead.

Commenting on the results, Mr. Paddon indicated, "Fiscal 2010 results largely reflect the benefits from diversification into commercial loans and other investment opportunities. The investment gains realized during the first six months were directly related to opportunistic acquisitions made during the market turmoil of a year ago. While direct finance income has fallen, commercial loan and investment income helped offset the decline. For the first six months of fiscal 2010, new lease bookings declined 11% to $73.8 million and with minimal bookings of commercial loans, total loan and lease bookings were 36% lower than the first six months of fiscal 2009. As a result, the net investment in leases of $203.8 million is down from $213.6 million at June 30, 2009 while the early payoff of certain loans reduced the commercial loan portfolio to $66.3 million at December 31, 2009 from $71.1 million at June 30, 2009. During the second quarter, CalFirst began to see some pick-up in lease activity and new lease transactions booked during the quarter were up 32% from the prior year. For the first six months of fiscal 2010, lease originations were up 19%, but with minimal new loan commitments, total originations were down 18% when compared to the prior year. At December 31, 2009, the backlog of approved lease and loan commitments of $64.6 million is 11% greater than the level of a year ago.

"As a result of the securities sales during the first six months of 2010, the Company's investment in marketable securities decreased to $77.0 million at December 31, 2009 from $119.6 million at June 30, 2009, but was up from $64.1 million at December 31, 2008. Total assets of $452.3 million at December 31, 2009 are supported by a capital base of $193.1 million."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances capital assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank ("CalFirst Bank") is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2009 Annual Report on Form 10-K and the 2010 quarterly reports on Form 10-Q.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Direct finance and loan income	$ 5,540	$ 6,630	$ 11,483	$ 12,765
Interest income on investments	1,095	1,029	2,674	1,578
Total direct finance, loan and interest income	6,635	7,659	14,157	14,343

Interest expense on deposits and borrowings	1,284	1,658	2,828	3,259
Provision for credit losses	100	650	350	875
Net direct finance, loan and interest income, after provision for credit losses	5,251	5,351	10,979	10,209
Non-interest income
Operating and sales-type lease income	514	1,105	1,020	1,708
Gain on sale of leases and leased property	233	942	486	1,779
Other income	1,989	266	3,920	394
Total non-interest income	2,736	2,313	5,426	3,881

Gross Profit	7,987	7,664	16,405	14,090

Selling, general and administrative expenses	3,004	3,624	5,830	7,180

Earnings before income taxes	4,983	4,040	10,575	6,910

Income taxes	1,906	1,515	4,045	2,591

Net earnings	$ 3,077	$ 2,525	$ 6,530	$ 4,319

Basic earnings per share	$ 0.30	$ 0.25	$ 0.64	$ 0.41
Diluted earnings per share	$ 0.30	$ 0.25	$ 0.64	$ 0.41

Weighted average common shares outstanding	10,185	10,159	10,179	10,509
Diluted number of common shares outstanding	10,289	10,210	10,282	10,580

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	December 31, 2009	June 30, 2009
ASSETS
Cash and short term investments	$ 74,831	$ 55,217
Investment securities	77,017	119,600
Net receivables	4,157	3,508
Property for transactions in process	6,925	12,373
Net investment in leases	203,834	213,623
Commercial loans	66,287	71,130
Income tax receivable	133	3,968
Other assets	2,765	2,564
Discounted lease rentals assigned to lenders	16,323	6,989
	$452,272	$488,972
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 590	$ 2,569
Income taxes payable, including deferred taxes	12,743	12,672
Deposits	213,172	220,944
Borrowings	10,000	45,444
Other liabilities	6,332	8,978
Non-recourse debt	16,323	6,989
Total liabilities	259,160	297,596
Stockholders' Equity	193,112	191,376
	$452,272	$488,972